Exhibit 4.1

CERTIFICATE OF THE DESIGNATIONS, PREFERENCES,
RIGHTS AND LIMITATIONS OF SERIES E CONVERTIBLE PREFERRED STOCK
OF
VHGI HOLDINGS, INC.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

VHGI HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

That, pursuant to the authority expressly vested in the Board of Directors by Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted by unanimous consent dated as of February 14, 2013, a resolution providing for the issuance of up to 100,000 shares of Series E Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, this Board of Directors hereby creates a series of the Preferred Stock, $0.001 par value, of the Corporation to consist of one hundred thousand (100,000) shares, and this Board of Directors hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, of the shares of such series (in addition to the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, set forth in the Certificate of Incorporation, which are applicable to all series of the Preferred Stock, $.001 par value, of the Corporation) as follows:

One hundred thousand (100,000) shares of Preferred Stock, par value $.001 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as “Series E Convertible Preferred Stock” (hereinafter called the “Series E Preferred Stock”) with the powers, preferences and rights hereinafter set forth.

1. Definitions.  As used herein:

“Board of Directors” means the Board of Directors of the Corporation.

“Certificate of Designations” means the Certificate of the Designations, Preferences, Rights and Limitations of Series E Convertible Preferred Stock of the Corporation.

“Common Stock” means (i) the class of stock designated as the common stock of the Corporation as of February 14, 2013, or (ii) any other class of stock resulting from successive changes or reclassification of such stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value.

“Liquidation Event” shall mean any liquidation, dissolution or winding-up of the Corporation or a merger, consolidation or reorganization of the Corporation in which the holders of the Corporation’s outstanding voting securities immediately prior to such transaction will hold less than a majority of the Corporation’s outstanding voting securities after such transaction, or a sale of all or substantially all of the assets of the Corporation.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

2. Dividends.  In the event the Board of Directors shall declare a cash dividend payable upon the outstanding shares of Common Stock out of funds of the Corporation legally available therefore pursuant to the General Corporation Law (the “DGCL”) of the State of Delaware (“Legally Available Funds”), the Board of Directors shall at the same time declare a dividend payable on each share of Series E Preferred Stock equal to the amount of the dividend payable on the number of shares of Common Stock into which each such share of Series E Preferred Stock could then be converted into pursuant to the provisions of Section 5 below (regardless of whether or not such shares could legally be converted at such time), such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

3. Dissolution, Liquidation or Winding Up.  In the event of the occurrence of a Liquidation Event, the holders of Series E Preferred Stock shall rank on parity with the holders of Common Stock and shall be paid at the same time as the holders of Common Stock like proportionate distributive amounts, ratably, equal to the amount of the payment payable on the number of shares of Common Stock into which each such share of Series E Preferred Stock could then be converted into pursuant to the provisions of Section 5 below (regardless of whether or not such shares could legally be converted at such time), such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such payments.

4. Voting Rights.

(a) Except as otherwise provided in this Certificate of Designations, each holder of Series E Preferred Stock shall be entitled to vote on all matters submitted for a vote of the holders of Common Stock a number of votes equal to the number of full shares of Common Stock into which such holder’s shares of Series E Preferred Stock could then be converted pursuant to the provisions of Paragraph 5 below (regardless of whether or not such shares could legally be converted at such time), such number to be determined as of the record date for the determination of holders of Common Stock entitled to vote on any such matter, or, if no record date is fixed, then the record date for determination of holders of Series E Preferred Stock entitled to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which such meeting is held.  Except as otherwise required in this  Certificate of Designations or by the DGCL, the holders of the Series E Preferred Stock shall vote with the holders of outstanding Common Stock and any other preferred shares entitled to vote on any such matter, and not as a separate class or series.

(b) In addition to any vote or consent of stockholders required by law, the approval of the holders of a majority of the outstanding shares of Series E Preferred Stock, voting as a class, shall be required for the Corporation (i) to amend the Certificate of Incorporation or the Certificate of Designations to increase the authorized number of shares of Series E Preferred Stock; (ii) to amend, repeal or change any of the provisions of the Certificate of Incorporation or the Certificate of Designations in any manner that would alter or change the powers or special rights of the shares of Series E Preferred Stock so as to affect them adversely, including without limitation changing the voting percentage required for approval by the holders of Series E Preferred Stock of the foregoing matters; or (iii) otherwise to restrict the rights, of the Series E Preferred Stock.

5. Conversion Rights.  The shares of Series E Preferred Stock may be converted into shares of Common Stock on the terms and conditions set forth in this Section 5:

(a) Conversion.

(i) Subject to and in compliance with the provisions of this Section 5, any or all shares of the Series E Preferred Stock may, at the option of the holder thereof, be converted at any time into one hundred thousand (100,000) fully-paid and non-assessable share of Common Stock (the “Conversion Rate”), which Conversion Rate shall be subject to adjustment as provided below in this Section 5.

(ii) To exercise its conversion privilege, a holder of Series E Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares.  Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued.  The certificate or certificates for shares of Series E Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank.  The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series E Preferred Stock being converted, shall be the “Conversion Date.”  As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series E Preferred Stock being converted such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series E Preferred Stock in accordance with the provisions of this Section 5, rounded up to the nearest whole share as provided in Section 5(a)(iii) below, in respect of any fraction of a share of Common Stock issuable upon such conversion.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series E Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(iii) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series E Preferred Stock.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series E Preferred Stock, the Corporation shall round up to the next whole share of Common Stock issuable upon the conversion of shares of Series E Preferred Stock.  The determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Series E Preferred Stock being converted at any one time by any holder thereof, not with respect to each share of Series E Preferred Stock being converted.

(iv) In the event some but not all of the shares of Series E Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series E Preferred Stock which were not converted.

(b) If the Corporation shall at any time (i) pay or make a dividend or other distribution on Common Stock in Common Stock, (ii) subdivide (by means of a stock split or otherwise) its outstanding Common Stock into a larger number of shares or (iii) combine (by means of a reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior thereto shall be adjusted so that each share of Series E Preferred Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of one share of Series E Preferred Stock would have held immediately following the happening of any of the events described in (i) - (iii) above had such stock been converted into Common Stock immediately prior to the record date, if any, in the case of a dividend, distribution, subdivision or combination with respect to which the Corporation has fixed a record date for the determination of stockholders entitled to receive such dividend, distribution, subdivision or combination or, if no such record date has been fixed, the effective date of such dividend, distribution, subdivision or combination.  An adjustment made pursuant to this subsection (b) shall be effected at the time such dividend or distribution is made or paid or such subdivision or combination is effected and shall be effective retroactively with respect to conversions effected subsequent to any record date described in the immediately preceding sentence.

(c) In case at any time or from time to time the Corporation shall pay any dividend or make any other distribution to the holders of Common Stock of (i) any securities or property of any nature whatsoever (other than cash or as provided in Section 2 above), or (ii) any warrants or other rights to subscribe for or purchase capital stock of the Corporation, then the Conversion Rate shall be adjusted to that number determined by multiplying the Conversion Rate immediately prior to such adjustment by a fraction (A) the numerator of which shall be the fair value (as determined in good faith by the Board of Directors) per share of Common Stock at the record date for such dividend or other distribution and (B) the denominator of which shall be such fair value per share of Common Stock minus the portion applicable to one share of Common Stock of the fair value (as determined in good faith by the Board of Directors) of any and all such securities or property to be distributed.  A reclassification of the Common Stock into Common Stock and shares of any other class of securities shall be deemed a distribution by the Corporation to the holders of its Common Stock of such other Common Stock and of such other class of securities within the meaning of this subparagraph and, if the outstanding Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Common Stock within the meaning of subsection (b) above.

(d) The following provisions of this subsection (d) shall also be applicable to the making of adjustments to the Conversion Rate:

(i) The adjustments required by this Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment shall be made (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in subsection (b) above) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least 1/20th of a share to or from the Conversion Rate in effect immediately prior to the making of such adjustment.  Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made so soon as such adjustment, together with other adjustments required by this Section 5 and not previously made, would result in a minimum adjustment.  For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(ii) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(e) In the case of a merger, share exchange of all issued and outstanding shares of Common Stock, consolidation or the sale or conveyance of all or substantially all of the assets of the Corporation for which approval of the holders of the Common Stock is necessary, or in the case of any capital reorganization or any reclassification or similar change of the outstanding Common Stock (other than as at forth in subsection (c) above), each share of Series E Preferred Stock, if any, outstanding following such transaction shall thereafter be convertible into the kind and amount of securities or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change by a holder of the number of shares of Common Stock into which such Series E Preferred Stock might have been converted immediately prior to such merger, sale, conveyance reorganization, reclassification or change, assuming such holder of Common Stock failed to exercise his rights of election, if any, as to the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change (provided that if the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing shares”) then for the purpose of this subsection the kind and amount of stock or other securities or cash or other property receivable upon such merger, sale, conveyance, reorganization, reclassification or change by each non-electing share shall be deemed to be the kind and amount so receivable by a plurality of the non-electing shares); and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series E Preferred Stock to the and that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any stock or other property thereafter deliverable upon the conversion of the Series E Preferred Stock.

(f) Whenever the Conversion Rate or terms of conversion are adjusted or readjusted as herein provided, the Corporation shall prepare a notice setting forth such adjustment or readjustment and showing in detail the facts upon which each adjustment or readjustment is based, and such notice shall forthwith be mailed by first class mail to the holders of shares of Series E Preferred Stock so affected at their last known address shown on the stock books of the Corporation.

(g) No fractional shares of Common Stock are to be delivered upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be deliverable in an amount equal to the same fraction of the current market price per share of Common Stock on the date of conversion, such current market price to be determined in good faith by the Board of Directors.

(h) The Corporation will pay any issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Common Stock on conversion of Series E Preferred Stock pursuant hereto.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

6. Notices of Record Date.  In the event that the Corporation shall propose at any time:

(a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c) to merge, engage in a share exchange of all issued and outstanding shares of Common Stock  or consolidate with or into any other corporation (except for a combination in which the Corporation survives), or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

then, in connection with any such event, the Corporation shall send to the then holders of record of Series E Preferred Stock (the “Record Holders”): (i) in the case of the matters referred to in (a) and (b) above, at least ten (10) days prior written notice of  the earlier of the date of  record for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or the record date for determining rights to vote in respect of the matters referred to in (a) or (b) above; and  (ii)  in the case of the matters referred to in (c), at least ten (10) days prior written notice of the earlier of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) or the record date for determining rights to vote in respect of the matters referred to in (c)  above.

Each such written notice shall be delivered or given by first class mail, postage prepaid, addressed to the Record Holders at the address for each such holder as shown on the books and records of the Corporation.

7. Reservation of Stock Issuable Upon Conversion.   If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock, the Corporation will take all commercially reasonable corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

IN WITNESS WHEREOF, the Corporation has caused hereunto this certificate to be signed by its Chief Executive Officer as of February 14, 2013.

VHGI HOLDINGS, INC. By: /s/ Paul R. Risinger Paul R. Risinger, Chief Executive Officer